MBD SOLUTIONS | MANAGING BROKER·DEALER SERVICES

October 24, 2019

STRICTLY CONFIDENTIAL

IGRE Capital Holdings, LLC
1470 East Valley Road, #5295
Montecito, CA 93108-1297

RE: Engagement Agreement

MBD Solutions, LLC ("MBD") hereby proposes to provide services to IGRE Capital Holdings, LLC (the "Company") through its associated FINRA registered Broker Dealer, Emerson Equity LLC ("Emerson"), in connection with the potential offering of the Company's investment offering, Investment Grade Real Estate Fund, LLC (the "Offering"). The services will not involve the offer or solicitation of an offer to buy or sell securities and will be provided in accordance with the terms and conditions set forth in this agreement ("Agreement"). A separate Managing Broker Dealer Agreement between the Company and Emerson will detail fee arrangements for an agreement to provide Managing Broker Dealer services on the Offerings.

Scope of Work

The Company hereby engages MBD to provide services in relation to the Offering sponsored by the Company or its affiliates. The services will cover at a minimum the following:

- Working with FINRA Corporate Finance to facilitate approval during the registration process.
- Ensuring FINRA filings have been processed timely.
- Performing AML and FINCEN review and reporting as necessary.
- Assisting on FINRA advertising including submission to FINRA.
- Assisting and advising on roll-out strategy.
- Performing due diligence on the Offering and assisting the selling group with same.
- Working directly with the Transfer Agent or Third-Party Administrator to facilitate processing of subscriptions.
- Assisting with Escrow Agent and ensuring Emerson properly follows required protocols.
- Providing online access through Digital Vault for due diligence officers and access to electronic material.
- Ensuring registration through Emerson of a reasonable number of licensed representatives who work directly with the Company.
- Providing guidance regarding compliance, regulation, market and offering structure as needed.
- Any additional services mutually agreed upon which will facilitate the successful completion of the proposed Offering.

Compensation

Compensation payable to MBD by the Company for the foregoing advisory services will be an engagement fee of $25,000 which will be paid in two installments. The initial installment of $12,500 will be due upon execution of this Agreement and the second installment of $12,500 will due upon effectiveness of the Offering. The payments will be fully earned upon receipt.

Indemnification

The Company and MBD each hereby agree to indemnify the other in accordance with the indemnification provisions set forth in Attachment 1 - Indemnification, which is incorporated herein and made a part hereof.

Limitation of Engagement

The Company acknowledges that MBD has been retained solely by the Company, that MBD is providing services hereunder as an independent contractor, and that the engagement of MBD by the Company is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of the Company or any other person not a party to this Agreement. Unless otherwise expressly agreed to in writing by MBD, no one other than the Company and its affiliates are authorized to rely upon the services provided by MBD under this Agreement, and no one other than the Company and its affiliates are intended to be a beneficiary of this Agreement.

Electronic Transmittals

The Company acknowledges and agrees that the privacy and integrity of electronic transmissions cannot be guaranteed. To the extent that any documents or information relating to MBD's engagement under this Agreement are transmitted electronically, absent MBD's gross negligence or willful misconduct, the Company agrees to release MBD from any loss or liability incurred in connection with the electronic transmission of any such documents and information, including the unauthorized interception, alteration or fraudulent generation and transmission of electronic transmissions by third parties.

Governing Law and Jurisdiction

The validity and interpretation of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas. The Company and MBD each hereby irrevocably submits to the jurisdiction of any court of Dallas County, Texas for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against either party to this Agreement and hereby irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The Company and MBD each hereby waives, and agrees not to assert in any such suit, action or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that it is not personally subject to the jurisdiction of any such court; or that any such suit, action or proceeding is brought in an inconvenient forum.

Confidentiality

MBD and the Company each hereby agrees to keep confidential all "non-public information" provided to MBD by the Company and to the Company by MBD, except as required by law, pursuant to an order of a court of competent jurisdiction or the request of a regulatory authority having jurisdiction over this matter, or as contemplated by the terms of this Agreement; provided, however, that following any termination or expiration of this Agreement, all "non-public information" provided to MBD by the Company or to the Company by MBD, and all copies or translations thereof made by MBD or the Company, shall, upon the written request of MBD or the Company, be destroyed or returned to the requesting party. Notwithstanding anything to the contrary herein, MBD and the Company may disclose non-public information to their agents and advisors whenever they determine that disclosure is necessary for provision of the services contemplated hereunder.

For purposes of this Agreement, "non-public information" consists of all information provided by the Company to MBD and by MBD to the Company except for information that is lawfully in the public domain through no breach of this Agreement by either party, through a third party not otherwise subject to an agreement of confidentiality and who is lawfully in possession of the information, with the consent of the other party, or pursuant to court order or subpoena.

Termination and Survival

Either party hereto may terminate this Agreement at any time upon ten (10) working days written notice to the other, without liability or continuing obligation, except as set forth herein. Neither the termination for whatever

reason of this Agreement, nor the completion of the work contemplated herein, shall affect any compensation earned by MBD up to the date of termination. Provisions for Indemnification, Governing Law and Jurisdiction, Confidentiality, and Termination and Survival shall survive the termination of this Agreement and remain operative, and in full force and effect.

Miscellaneous

This Agreement may not be assigned by the Company or MBD without the prior written consent of the other. This Agreement constitutes the entire understanding of the parties with respect to the subject matter thereof, supersedes all prior agreements with respect thereto, may not be amended except in writing signed by both of the parties, has been duly authorized and executed by each of the parties hereto and constitutes the legal, binding obligation of each such party.

If the terms of this proposal as set forth in this Agreement, including Attachment 1 - Indemnification are satisfactory, please date and sign a copy of this Agreement and return it to the undersigned.

Sincerely,

MBD Solutions, LLC

By: ______________________

Robert Jones
Managing Member

Accepted and agreed to on this 9 day of November, ~~2019~~

By: ______________________
Name: William Levy
Title: Founder / Sr. Director

On behalf of: IGRE Capital Holdings, LLC

Attachment 1 - Indemnification

Each of the Company and MBD (each an "Indemnifying Party") agree to indemnify and hold harmless the other party and their respective affiliates, officers, directors, members, managers, agents and representatives (each collectively called an "Indemnified Party") from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (including without limitation reasonable fees and disbursements of counsel), and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements, whether in giving testimony, furnishing documents in response to a subpoena or otherwise, including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation to which MBD is a party), directly or indirectly caused by, relating to, based upon, arising out of, or in connection with MBD acting for the Company in accordance with the terms of this Agreement and/or any act or omission by MBD in connection with the performance or non-performance of its obligation under this Agreement; provided, however, such indemnity agreement by MBD to the Company and its affiliates, officers, directors, members, managers, agents and representatives shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found by settlement or in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted by settlement or from the bad faith, gross negligence or willful misconduct of MBD. The Company also agrees that MBD shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or to any person (including, without limitation, Company shareholders) claiming by or through the Company for or in connection with the engagement of MBD pursuant to this Agreement, except to the extent that any such liability is found by settlement or in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from the bad faith, gross negligence or willful misconduct of MBD.

This indemnification shall be in addition to any liability which an Indemnifying Party may otherwise have to an Indemnified Party

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Indemnifying Party with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations hereunder except to the extent the Indemnifying Party shall have been materially prejudiced thereby. The Indemnifying Party will have the right to assume the defense of such action; suit; proceeding or investigation; and if so assumed by the Indemnifying Party; an Indemnified Party shall have the right to retain one separate counsel of its own choice if the legal defenses available to an Indemnified Party are different from or in addition to those available to the Indemnifying Party, to represent it, and the Indemnifying Party shall pay the reasonable fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnifying Party and any counsel designated by the Indemnifying Party. If the Indemnifying Party does not assume such defense, an Indemnified Party may retain counsel of its choice to represent an Indemnified Party in connection with any such action, claim, proceeding or investigation, provided that such counsel shall be reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay the reasonable expenses of such counsel. In no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel for an Indemnified Party. An Indemnified Party will not settle any action without the consent of the Indemnifying Party, which consent will not be unreasonably withheld. The Indemnifying Party shall be liable for any settlement of any

claim against an Indemnified Party made with the Indemnifying Party's written consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld), settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to an Indemnified Party of an unconditional release from any and all liability in respect of such claim.

In order to provide for just and equitable contribution, if the foregoing indemnification is unavailable or insufficient to hold an Indemnified Party harmless, then the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the indemnified persons may be subject in accordance with: (i) the relative benefits received by the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand; (ii) the relative fault of the Indemnifying Party on the one hand and an Indemnified Party on the other hand, in connection with the statements, acts or omissions, as the case may be, which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements; and (iii) consideration of relevant equitable principles. No person found liable for a fraudulent misrepresentation shall be entitled to a contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, MBD shall not be obligated to contribute any amount hereunder that exceeds the amount of fees received by or owed to MBD pursuant to this Agreement.

Neither the termination nor completion of this Agreement or of the engagement of MBD referred to therein shall affect the indemnification provided for hereunder, which shall remain operative and in full force and effect.